EXHIBIT 16.1


                    [LETTERHEAD OF ARTHUR ANDERSEN LLP]



Office of the Chief Accountant
Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D. C.  20549

October 26, 2000

Dear Sir or Madam:

We have read the 3rd and 4th paragraphs of Item 4 included in the Form 8-K dated October 26, 2000 of Harbor Global Company Ltd. to be filed with the Securities and Exchange Commission and are in agreement with the statements contained therein.

Very truly yours,

/s/  Arthur Andersen LLP



Cc:   Steve Kasnet, Harbor Global Company Ltd.